Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information and to the use of our reports (1) dated February 6, 2007, with respect to the consolidated financial statements of Thrivent Financial for Lutherans and (2) dated April 13, 2007, with respect to the financial statements of Thrivent Variable Annuity Account A in Post-Effective Amendment No. 15 to the Registration Statement on Form N-4 and related Prospectus of Thrivent Variable Annuity Account A.

/s/ ERNST & YOUNG LLP

Ernst & Young LLP

Minneapolis, Minnesota

April 13, 2007